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EXHIBIT A.

NEWS
FOR IMMEDIATE RELEASE                           JANUARY 30, 1996


SCHAWK, INC.                                    FOR FURTHER INFORMATION, CONTACT
1695 RIVER ROAD                                 MARIE MEISENBACH GRAUL
DES PLAINES, IL  60018                          847/827-9494


SCHAWK ANNOUNCES AGREEMENT TO ACQUIRE WASELLE GRAPHICS

         DES PLAINES, IL, (January 30, 1996) -- Schawk, Inc. -- (NYSE: SGK) today announced that it has signed a letter of intent to acquire the operating business of Waselle Graphics Inc., a graphic design and print production studio located in Chicago, IL. This acquisition is a continuation of Schawk's strategy to be involved in customer projects early on through facilities management, on site personnel, and in-house production studios.

         Waselle Graphics Inc. was founded in 1979 by David Waselle and has developed a reputation as a high quality print production studio. Waselle employs 30 graphic artists and computer technicians who produce electronic and conventional creative services. Their services will include digital photography, scanning, electronic and film proofing, direct to plate printing, multi-media, and web site development.

         David A. Schawk, Chief Executive Officer of Schawk, Inc. commented, "Schawk, Inc. has built a strong reputation of industry leadership in providing high quality and service for its client base. Fundamental to this has been Schawk's commitment to understanding and anticipating the needs of those clients. We believe that with the acquisition of Waselle Graphics, we will be able to expand our package of products and services to meet client demand".

         Schawk, Inc. consists of two operating groups; the Imaging and Information Technologies Group ("Imaging Group") and the Plastics Group. Schawk's Imaging Group is a leader in the graphic arts industry, providing a complete line of premium prepress services and products for food, beverage and consumer products packaging, as well as related marketing and advertising materials, and the management of customer's electronic data files. Through its Plastics Group, Schawk is a global manufacturer of injection molded filtration products and, thermoform packaging for the healthcare, automotive, consumer and industrial markets.


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